Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of October 23, 2024, is made by and between Beasley Broadcast Group, Inc., a Delaware limited liability company (together with any successor thereto, the “Company”) and Lauren Burrows, a/k/a Lauren Burrows Coleman (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment by the Company, on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” for the Company to terminate the Executive’s employment hereunder shall exist upon the Executive’s:

(i) fraud, theft, embezzlement, falsification of an employment record, gross negligence, willful misconduct or willful malfeasance in connection with Executive performing her duties and responsibilities hereunder;

(ii) conviction of a felony or a crime involving moral turpitude;

(iii) willful and repeated failure or refusal to perform her material duties to the Company or any of its subsidiaries; or

(iv) breach of any material provision of this Agreement, including without limitation, Section 7 and Section 8, after notice given to Executive within ninety (90) days of Company first having direct knowledge of the occurrence of such material breach by Executive, and, to the extent curable, thirty (30) days opportunity for cure.

(c) “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in George Beasley or his Immediate Family (the “Beasley Family”) holding or having a beneficial interest in shares of the Company’s capital stock having less than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided that any such transaction is a bona fide transaction between the Company and a third party (or parties) unrelated to the Beasley Family, as determined by the Board in good faith. For purposes of this Agreement, “Immediate Family” shall mean any person, trust, or estate who qualifies as a “Permitted Class B Transferee” as set forth in the Company’s Articles of Incorporation.

(d) “Compensation Committee” means the compensation committee of the Board.

(e) “Date of Termination” shall mean if the Executive’s employment is terminated: (i) due to her death, the date of death as set forth in Section 5(a)(i); (ii) due to her Disability as set forth in Section 5(a)(ii), 30 days after receipt of the written notice as set forth in Section 5(b); (iii) pursuant to Section 5(a)(iii), or Section 5(a)(iv), the date of termination set forth in the written notice as set forth in Section 5(b), subject to the notice and cure provision set forth in Section 1(b)(iv), if applicable; (iv) pursuant to Section 5(a)(v), the date of termination set forth in the written notice as set forth in Section 5(b), subject to the applicable notice and cure period set forth in Section 1(h); and (v) pursuant to Section 5(a)(vi), 90 days after receipt of the written notice set forth in Section 5(b).

(f) “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness.

(g) “Effective Date” of this Agreement shall mean November 1, 2024.

(h) “Good Reason” shall mean the occurrence of any of the following events without the prior written consent of the Executive, provided that the Executive provides written notice to the Company of the occurrence of such event within ninety (90) days after Executive first has direct knowledge of the event, which written notice shall include a description of the existence of the condition underlying such event, and the Company does not remedy such event within thirty (30) days of receipt of such written notice from the Executive:

(i) a material diminution in the Executive’s Annual Base Salary (as defined below);

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) failure of the Compensation Committee to grant the Executive RSUs in accordance with Section 4(e) by January 1, 2025;

(iv) the relocation of Executive’s primary office by more than forty (40) miles; or

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

2. Employment.

(a) Initial Term. The Company shall continue to employ the Executive and the Executive shall continue in the employ of the Company, for the period set forth in this Section 2, in the position set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and shall expire on the third anniversary thereof, unless earlier terminated as provided in Section 5.

(b) Extension. The employment term hereunder shall be extended for successive one-year periods (the “Extension Terms” and, collectively with the Initial Term, the “Term”) if neither party provides at least ninety (90) days written notice of non-renewal prior to the end of the then-applicable Term.

3. Position and Duties.

(a) Generally. During the Term, the Executive shall serve as the Chief Financial Officer of the Company. Subject to reasonable modification from time to time by the Board or by the Chief Executive Officer, Executive shall report to the Chief Executive Officer and shall have such customary responsibilities, duties and authority as are usually incident to the position of Chief Financial Officer. Executive shall be responsible for such duties normally associated with such position and as may be directed by the Chief Executive Officer. Executive will, on a full-time basis, apply all of her skill and experience to the performance of her duties in such employment and will not, without the prior consent of the Chief Executive Officer, devote substantial amounts of time to outside business activities. Notwithstanding the foregoing, Executive may devote a reasonable amount of her time to civic, community, charitable or passive investment activities.

(b) Subsidiaries. If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall serve as a director of the Company and any of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities as provided for in the Company By-laws or otherwise.

4. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Annual Base Salary”), annualized. The Annual Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b) Signing Bonus. The Executive shall be eligible to receive a cash payment in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Signing Bonus”), payable in a lump-sum cash payment as soon as reasonably practicable following the Effective Date (but in no event later than 30 days following the Effective Date), subject to and conditioned upon the Executive’s engagement with the Company as an employee as of the Effective Date. The Signing Bonus shall be promptly repaid by the Executive to the Company as to 100% of the Signing Bonus received by the Executive, after taxes, if the Executive resigns the Executive’s employment or the Company terminates the Executive’s employment for Cause, in either case, prior to the first anniversary of the Effective Date.

(c) Bonus. During the Term, the Executive shall be eligible to receive an annual performance bonus with a target equal to 100% of Annual Base Salary (the “Annual Bonus”), prorated for 2024, which Annual Bonus shall be recommended by the Chief Executive Officer of the Company and finally determined by the Compensation Committee of the Board and shall be based on criteria as set forth in the “Performance Incentive Plan” dated January 1, 2012, or any successor Performance Incentive Plan approved by the Compensation Committee; provided, however, that for each year of the Term, the Executive shall receive a minimum Annual Bonus of

One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00), prorated for 2024. No Annual Bonus, including the minimum Annual Bonus, will be paid unless Executive remains employed by the Company through the payment of the Annual Bonus, which typically occurs in December of the applicable calendar year. In no event shall the Annual Bonus be paid later than March 15th of the calendar year following the calendar year in which such bonus is earned.

(d) Additional Bonus. The Executive shall be eligible to earn a bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) subject to the successful refinancing of the Company’s debt on or before December 31, 2026, or such other date agreed to by the parties. Such bonus earned, if any, shall be payable within thirty (30) days following the earlier of December 31, 2026 or the date on which such bonus is earned.

(e) RSU Grant. Subject to the approval of the Compensation Committee, it is expected that the Executive shall be granted 15,000 restricted stock units pursuant to the Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “Plan” and such award, the “RSU Award”). The RSU Award shall be governed by the terms of the Plan and a restricted stock unit agreement that is approved by the Compensation Committee and, provided that the Executive remains continuously employed by the Company from the date of grant through the applicable vesting date, one third of the RSU Award shall vest on the first anniversary of the Effective Date, one third of the RSU Award shall vest on the second anniversary of the Effective Date and one third of the RSU Award shall vest on the third anniversary of the Effective Date..

(f) Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans now existing or hereafter adopted for which the Executive may be eligible pursuant to established employer policy, subject to the provisions of such plans as the same may be in effect from time to time. The Executive agrees that nothing contained in this Agreement shall prevent the Company from terminating or modifying any such benefit plan in whole or in part at any time. The Executive will be entitled to four (4) weeks’ vacation each year, prorated for any partial year, during the Term. Vacation must be approved in advance and may not be carried over from one year to another.

(g) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by her in the performance of her duties to the Company, in accordance with the Company’s documentation and other policies with respect thereto.

5. Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon her death. In the event of the death of the Executive during the Term of this Agreement, Executive shall not be entitled to any additional compensation or benefits from the Company following the Date of Termination, except the Company shall pay to

Executive or Executive’s surviving spouse, otherwise to her estate or legal representative: (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 4(g); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Benefits”).

(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company shall give the Executive a minimum of thirty (30) days’ written notice of its intention to terminate the Executive’s employment after the 180 day period referenced in Section 1(f) (the “Disability Notice”). In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of the Disability Notice, provided that within the 30 days after such receipt, the Executive either has not returned to full-time performance of her duties or requested a return to performance of her duties with a reasonable accommodation for her Disability. The Executive shall not be entitled to any additional compensation or benefits from the Company following the Date of Termination, except the Accrued Benefits.

(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. The Executive shall not be entitled to any additional compensation or benefits from the Company, except the Accrued Benefits.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause. The Executive shall not be entitled to any additional compensation or benefits from the Company, except the Accrued Benefits and any payments Executive may become eligible to receive pursuant to and subject to the terms of Section 6.

(v) Resignation for Good Reason. The Executive may terminate her employment for Good Reason. The Executive shall not be entitled to any additional compensation or benefits from the Company, except the Accrued Benefits and any payments Executive may become eligible to receive pursuant to and subject to the terms of Section 6.

(vi) Resignation without Good Reason. The Executive may resign her employment without Good Reason upon 90 days written notice to the Company. The Executive shall not be entitled to any additional compensation or benefits from the Company, except the Accrued Benefits.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to Section 5(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination (a “Notice of Termination”) which, except in the case of termination for Cause or resignation for Good Reason, shall be at least fourteen days following the date of such notice or thirty days if termination is pursuant to Section 5(a)(ii) and not more than forty-five days, except that in the case of a resignation without Good Reason shall be at least ninety (90) days following the date of such notice.

6. Severance Payments.

(a) Entitlement to Severance Payments. Subject to Section 6(b), if the Executive’s employment terminates pursuant to a termination without Cause (pursuant to Section 5(a)(iv)) or the Executive’s resignation for Good Reason (pursuant to Section 5(a)(v)), then provided that the Executive’s termination of employment constitutes a “separation from service” as defined under Treas. Reg. Section 1.409A-1(h):

(i) the Company shall pay/distribute the following severance payment (“Severance Payment”) to the Executive, an amount equal to the Annual Base Salary for six (6) months (the “Severance Period”), payable over the Severance Period at the same time and in the same manner as such Annual Base Salary would have been paid if the Executive had remained in active employment until the end of the Severance Period in accordance with the Company’s normal payroll practices as in effect on the date of termination of the Executive’s employment; and

(ii) Executive shall be entitled to continue coverage under the Company’s group health plan as required by Section 4980B of the Code (“COBRA”). The Company shall pay Executive’s (and her eligible dependents’) premiums under COBRA until the earlier of (A) six months following the Date of Termination or (B) the date the Executive becomes eligible for coverage under another group health plan (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 6(a)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums.

Notwithstanding the foregoing, if the Executive’s employment terminates pursuant to a termination without Cause (pursuant to Section 5(a)(iv)) or resignation for Good Reason (pursuant to Section 5(a)(v)), (x) during any period when the Company is party to a binding agreement obligating the Company to enter into a transaction or series of transactions that, when consummated, will constitute a Change in Control or (y) on or within two years following the date of a Change in Control, then the Severance Payment shall be an amount equal to twelve months of Annual Base Salary, which amount shall be paid in a single installment on the sixtieth (60th) day following the Date of Termination to the extent such payment does not result in the imposition of an excise tax under Section 409A of the Code and the COBRA Payment Period shall be the earlier of twelve months following the Date of Termination or the date the Executive becomes eligible for coverage under another group health plan.

(b) Release. Notwithstanding anything to the contrary in this Section 6, the Executive shall not be entitled to any severance payments or benefits under Section 6, unless the Executive, executes and does not revoke the release of claims in substantially the form attached hereto as Exhibit A (and such release becomes effective and irrevocable) within thirty (30) days following the Date of Termination. Notwithstanding anything to the contrary in this Section 6, the payments due under Section 6(a)(i) shall be payable commencing on the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to such Section 6(a)(i) prior to the First Payroll Date shall be paid in a lump-sum on the First Payroll Date.

(c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

(d) Mitigation of Damages. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 6 arising out of the termination of the Executive’s employment prior to the end of the Term (except as provided in Section 9).

7. Restrictive Covenants. Defined terms used in this Section 7 have the meanings given such terms in Exhibit B to this Agreement.

(a) Non-Competition. During the Restricted Period, the Executive will not, except as authorized by the Company, perform Competitive Tasks in the Restricted Territory. This provision shall be limited to performing such tasks on behalf of any entity engaged in the Business and in competition with the Company.

(b) Non-Solicitation of Customers. During the Restricted Period, the Executive will not directly or indirectly solicit any Customer of the Company as defined in Exhibit B for the purpose of selling or providing any products or services competitive with those offered by the Company. Nothing in this Section shall be construed to prohibit the Executive from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by the Executive to do so), or (b) a product line or service line competitive with one that the Company no longer offers.

(c) Non-Recruitment of Employees. During the Restricted Period, the Executive will not, directly or indirectly, solicit, recruit or induce any employee to terminate his or her employment relationship with the Company in order to work for any other person or entity engaged in the Business.

(d) Non-Disparagement. During the Restricted Period, the Executive shall not, in any communications with the press or other media, to the public or to any customer, client or supplier of the Company or its affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the Company, their affiliates or any of their respective directors, officers or employees.

(e) Post-Employment Disclosure. During the Restricted Period, the Executive shall provide a copy of Sections 7-8 and Exhibit B of this Agreement to persons and/or entities for whom the Executive works or consults as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, the Executive agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then the Executive shall provide the Company on or before the Executive’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, the Executive’s job title, and a general description of the services the Executive will provide.

(e) Construction of this Section. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8. Nondisclosure of Proprietary Information. Defined terms used in this Section 8 have the meanings given such terms in Exhibit B to this Agreement.

(a) Confidentiality. The Executive agrees that the Executive will not:

(i) either during or after the Executive’s employment with the Company, use or disclose the Trade Secrets or the Confidential Information for any purpose other than the performance of duties in the Business on behalf of the Company, except as authorized in writing by the Company;

(ii) during the Executive’s employment with the Company, use or disclose: (a) any confidential information or trade secrets of any third party; or (b) any works of authorship developed in whole or in part by the Executive for any other party, unless authorized in writing by the third party; or

(iii) upon the conclusion of the Executive’s employment with the Company, for any reason, retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in the Executive’s possession or control. This includes customer information on any social media account that the Executive utilizes on behalf of the Company. The Executive agrees to: (1) maintain the privacy settings on any social media account such that competitors cannot access customer information on said accounts; and (2) delete (within three days of the close of the Executive’s employment with the Company) all customer information that the Executive adds to any social media accounts during the course of the Executive’s employment with the Company.

The obligations under this Section 8 shall remain in effect as long as the information constitutes a Trade Secret or Confidential Information under the definitions set forth in this Agreement and/or applicable law.

(b) Return of Materials. Upon termination of the Executive’s employment with Company for any reason and upon the Company’s request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets. Executive shall keep her cellular phone and phone number.

(c) Work Product. The Executive’s employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product as defined in Exhibit B shall constitute work made for hire. If: (a) any of the Work Product may not be considered work made for hire; or (b) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, the Executive assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assign, all future Work Product to the Company. The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, the Executive agrees to perform, during or after the Executive’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”); (b) explaining the nature of the Work Product to persons designated by the Company; (c) reviewing Applications and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of Applications. The Executive agrees to provide the Company with a written description of any Work Product in which the Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

(c) Response to Legal Process. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d) Certain Exclusions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit the Executive from reporting possible violations of Federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of State or Federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, the Company hereby notifies the Executive that, notwithstanding anything to the contrary herein: (a) the Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9. Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

10. Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company. The Executive may not assign the Executive’s rights or obligations under this Agreement other than the Executive’s rights to payments hereunder, which may only be assigned by will or the operation of the laws of descent and distribution.

11. Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States. Executive agrees that any claim arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction for Collier County, Florida. Executive consents to the personal jurisdiction of such courts and thereby waives: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. Executive further acknowledges that the Executive is executing this Agreement in the State of Florida.

12. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by overnight courier service or certified or registered mail, postage prepaid, as follows:

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Naples, Florida 34103

Attn: Chief Executive Officer

If to the Executive, to her at the address set forth below under her signature; or at any other address as any party shall have specified by notice in writing to the other parties.

14. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16. Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Collier County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The fees and expense of the arbitrator shall be borne by the Company. The prevailing party in any action or arbitration proceeding hereunder shall be entitled to recover its reasonable attorney’s fees and costs from the other party.

19. Claw-back.

All compensation received by Executive shall be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

20. Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

21. Section 409A.

Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s separation from service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments under this Agreement, including each payment made after a “separation from service,” will be considered as a right to receive a series of separate payments.

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to Section 409A Penalties.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

22. Indemnification.

Company hereby indemnifies, holds harmless and agrees to defend Executive from and against any and all losses, claims, demands, damages, costs, expenses and liabilities including without limitation, reasonable attorneys’ fees and disbursements incurred in connection therewith as set forth in the By-laws of the Company.

23. Survival.

The obligations, covenants, rights and remedies of the Parties under Sections 6 through 11, 13 and 18 through 23 shall expressly extend beyond and survive termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Beasley Broadcast Group, Inc.

By:	/s/ B. Caroline Beasley
Name:	B. Caroline Beasley
Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Lauren Burrows Coleman
Name:	Lauren Burrows Coleman

Exhibit A

General Release and Waiver

For and in consideration of the payments and other benefits due to Lauren Burrows, a/k/a Lauren Burrows Coleman (the “Executive”) pursuant to Section 6 of the Executive Employment Agreement, dated as of October 23, 2024 (the “Employment Agreement”), by and between Beasley Broadcast Group, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever releases and discharges the Company, and any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from, and covenants not to sue for, any and all claims of any kind arising out of, or related to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, Florida Civil Rights Act, Fla. Stat. Sec. 760.01 et seq, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms (and the parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release) and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive understands and acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive was already entitled. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke Executive’s agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Employment Agreement until the eighth (8th) day after the

Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily. The Executive is advised that nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by Federal law.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under Section 6 of the Employment Agreement or under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification, contribution or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law. Furthermore, this Release does not release claims that cannot be released as a matter of law, and nothing in this Release prohibits the Executive from reporting possible violations of Federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of State or Federal law or regulation (including the right to receive an award for information provided to any such government agencies).

Sections 11, 13 and 18 of the Employment Agreement shall also apply to this Release. This Release is final and binding and may not be changed or modified except in a writing signed by both parties. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

Date	Lauren Burrows

Date	BEASLEY BROADCAST GROUP, INC.

EXHIBIT B

RESTRICTIVE COVENANT DEFINITIONS

A.

“Business” means: (i) the buying and selling of advertising on media platforms; (ii) radio broadcasting; (iii) internet streaming; (iv) website management and content creation; and (v) content creation for distribution platforms, including but not limited to social networking sites and mobile phones.

B.

“Competitive Tasks” means: (i) the same or similar tasks that the Executive performed on behalf of the Company during the Executive’s last twelve (12) months of employment, or (ii) any job duty that would require the use or disclosure of Confidential Information.

C.	“Confidential Information” means:

(1)

information of the Company, to the extent not considered a Trade Secret under applicable law, that: (i) relates to the business of the Company; (ii) possesses an element of value to the Company; (iii) is not generally known to the Company’s competitors; and (iv) would damage the Company if disclosed; or

(2)

information of any third party provided to the Company that the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers.

Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (i) information regarding the Company’s techniques used in the Business; (ii) business plans; (iii) pricing information, such as price lists; (iv) advertising or marketing plans; (v) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company; and (vi) information concerning the Company’s financial structure or condition, the Company’s prospects or plans, its marketing and sales programs, the Company’s research and development information, the Company’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation.

Confidential Information shall not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (iii) otherwise enters the public domain through lawful means.

D.

“Customer” means any person or entity to whom the Company has sold its products or services or directly solicited to sell its products or services in the last twelve (12) months of the Executive’s employment with the Company and:

(1)	With whom the Executive dealt on behalf of the Company in the last twelve (12) months of the Executive’s employment with the Company;

(2)	Whose dealings with the Company were coordinated or supervised by the Executive in the last twelve (12) months of the Executive’s employment with the Company;

(3)

About whom the Executive obtained Trade Secrets or Confidential Information in the ordinary course of business in the last twelve (12) months of the Executive’s employment with the Company and as a result of the Executive’s work performed on behalf of the Company; or

(4)

Who purchased products or services from the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for the Executive in the last twelve (12) months of the Executive’s employment with the Company.

E.

“Restricted Period” means the time period during the Executive’s employment with the Company, and for twelve (12) months after the Executive’s employment with the Company ends, except for the Non-Competition restriction in Section 7, which shall cover the time period during the Executive’s employment with the Company, and for six (6) months after the Executive’s employment with the Company ends.

F.

“Restricted Territory” means the market, as defined by Nielsen, where any of the Company’s Stations is located at which the Executive provided services or about whose operations the Executive’s learned Confidential Information in the last twelve (12) months of the Executive’s employment with the Company.

G.	“Stations” means radio stations owned or operated by the Company or its affiliates during Restricted Period.

H.	“Trade Secrets” means the Company’s trade secrets as defined by applicable statutory or common law.

I.

“Work Product” means any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that was conceived, created or developed in whole or in part by the Executive while employed by the Company and that either: (1) was created within the scope of the Executive’s employment; (2) was based on, resulted from, or was suggested by any work performed within the scope of the Executive’s employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing; (3) has been paid for by the Company; or (4) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on the Executive’s own time, so long as the invention does not (i) relate directly to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by the Executive for Company.